Exhibit 10.18

EMPLOYMENT AGREEMENT This agreement (the “Agreement”) is made and entered into as of January 23, 2007 (the “Effective Date”), by and between HouseValues, Inc. (“HouseValues” or “we”), a Washington corporation, and R. Barry Allen (“You”), an individual. The terms of employment stated in this letter will expire if you have not returned two signed copies of this Agreement to HouseValues on or before 1/22/07.

Term of Employment and Compensation

Unless we mutually agree otherwise, you will commence employment with HouseValues by 1/23/07, The work you perform will be the usual and customary work of an EVP Operations & Chief Financial Officer, as well as any additional duties that the CEO/ Board of Directors may instruct you to perform. It is understood and agreed that it is the intent of the parties that you will provide services to HouseValues on a full-time basis and that, specifically, you will not undertake any part-time or “moonlighting” employment or consultancy without the prior written consent of HouseValues.

Your starting salary will be $275,000 per year, paid twice monthly. Salary, bonus and equity compensation will be subject to all legally required withholding taxes.

Signing bonus: You are eligible to receive a one time signing bonus in the amount of $100,000. You will be entitled to receive this signing bonus provided that you:

1. Accept the terms of this Agreement.

2. Commence employment with HouseValues at the headquarters in Kirkland, WA on or before 1/23/2007.

The signing bonus will be paid out according to the normal payroll schedule after your start date.

Management Bonus Program: You are eligible to participate in the annual management bonus program. The management bonus program is defined by the CEO and Board of Directors. There is no guaranteed payout under the management bonus program.

Your target bonus is 45%. In its discretion, the Board of Directors may choose to fund a bonus below that amount or above that amount depending on company and individual performance. The exact bonus payment will be determined at the sole discretion of the Board of Directors.

Please note: The management bonus program is subject to change at any time.

Benefits

You will be entitled, during the term of your employment, to vacation, medical and other employee benefits (subject to applicable eligibility requirements) to the extent such benefits are offered by HouseValues to its other employees. A summary of the 2006 Plan year benefits is attached. Specifically you will be eligible to receive 4 weeks of paid vacation per year.

Option Compensation

HouseValues wishes to ensure that your energies are wholly devoted to the long-term interests of HouseValues and its shareholders. Accordingly, subject to approval by the Board of Directors and the execution by you of a stock option Agreement, you will receive the option to purchase 300,000 shares of HouseValues, Inc. common stock, pursuant to the terms of the HouseValues, Inc. 2004 Stock Incentive Compensation

Plan. The exercise price per share of the Option will be set at the fair market value per share of the Company’s common stock on the date of grant, as determined by the Board of Directors.

Your new hire options will have certain accelerated vesting provisions as set forth in your stock option agreement which will be issued upon the approval of the Board of Directors. The specific acceleration language of your new hire option grant is attached.

Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement

As a condition of your employment pursuant to this Agreement, we require that you sign the enclosed Confidential information, Inventions, Nonsolicitation and Noncompetition Agreement and complete Exhibit A & Exhibit B thereto. Please note that the Company’s willingness to enter into an employment relationship with you and to facilitate the equity compensation described above is based in significant part on your commitment to fulfill the obligations specified in that agreement.

Employment at Will

Your employment with HouseValues will be “at will,” which means that either you or HouseValues may terminate your employment with HouseValues at any time, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this Agreement. If you wish to terminate your employment, HouseValues requests that you provide written notice at least two weeks prior to the effective date of your resignation.

Termination Payment

In the event of the termination of your employment, all compensation and benefits set forth above terminate except for the following:

If the Company terminates your employment without Cause or if you terminate your employment for Good Reason, you shall be entitled to receive termination payments equal to (i) six months’ your annual base salary, (ii) 50% of the last annual management bonus earned by you (for clarification purposes if the last annual management bonus was zero, then this payment is also zero), and (iii) six months’ COBRA premiums otherwise due from you, for yourself and eligible dependents, with respect to COBRA coverage offered by the Company, provided that you sign a separation agreement releasing any claims against the Company. If the Company terminates your employment because of death or disability, you shall be entitled to receive six months’ COBRA premiums otherwise due from you, for yourself and eligible dependents, with respect to COBRA coverage offered by Company. If you are terminated for Cause or if you terminate your employment other than for Good Reason, you shall not be entitled to receive any of the foregoing benefits. All payments under this paragraph shall be made to you at the same interval as payments of salary were made to you immediately prior to termination.

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall be limited to the occurrence of one or more of the following events:

(a)	willful misconduct, insubordination, or dishonesty in the performance of your duties or other knowing and material violation of Company’s policies and procedures in effect from time to time which results in a material adverse effect on Company;

(b)	your conviction of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that could reasonably be expected to result in such a conviction;

(c)	current use by you of illegal substances that results in a criminal conviction and materially impairs Company’s business, goodwill or reputation; or

(d)	any material violation by you of your Noncompetition Agreement with Company that results in a material adverse effect on Company.

For the purposes of this Agreement, “Good Reason” shall mean that you, without your consent, have either:

(a)	incurred a material reduction in your title, status, authority or responsibility at Company;

(b)	incurred an involuntary reduction in your base salary from Company;

(c)	suffered a material breach of this Agreement by Company which Company does not cure within 20 days following written notice from you; or

(d)	a relocation of Company’s corporate office location more than 40 miles from the current location.

Additional Provisions

Your employment pursuant to this Agreement is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States. On your first day of employment you must provide the required identification. The terms of this Agreement, including the equity compensation, are subject to the approval of HouseValues’s Board of Directors, Upon full execution of this Agreement, HouseValues promptly will have prepared the documents necessary to effect all the terms of this Agreement, and you agree to assist HouseValues in causing the same to be prepared and executed.

You represent that your employment as of 1/23/2007, is not in violation of any obligation to a previous employer or any entity with whom you have had a relationship as an independent contractor or consultant, including any obligation contained in a noncompetition agreement or similar agreement.

This Agreement contains the entire agreement between the parties concerning its subject matter, and supersedes all oral understandings, representations, prior discussions and preliminary agreements of any nature. This Agreement does not constitute an offer by HouseValues and it shall not be effective until signed by both parties. Except as may be specifically allowed hereunder, this Agreement may not be modified or amended except by a written amendment to this Agreement dated after the Effective Date and signed by authorized representatives of both parties.

AGREED AND ACCEPTED BY:

HouseValues, Inc.		R. Barry Allen

By	/s/ Ian Morris	By	/s/ R. Barry Allen

Name (Print)	Ian Morris	Name (Print)	R. Barry Allen

Title	Chief Executive Officer	Title	Chief Financial Officer

Date	January 20, 2007	Date	January 20, 2007

HOUSEVALUES, INC.

STOCK OPTION GRANT NOTICE

2004 EQUITY INCENTIVE PLAN

HouseValues, Inc. (the “Company”) hereby grants to Participant an Option (the “Option”) to purchase shares of the Company’s Common Stock. The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”) and in the Stock Option Agreement and the Company’s 2004 Equity Incentive Plan (the “Plan”), which are attached to and incorporated into this Grant Notice in their entirety.

Participant:	_________________________
Grant Date:	_________________________
Vesting Commencement Date:	_________________________
Number of Shares Subject to Option:	_________________________
Exercise Price (per Share):	_________________________
Option Expiration Date:	_________________________ (subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)
Type of Option:	☐ Incentive Stock Option* ☒ Nonqualified Stock Option

Vesting and Exercisability Schedule:

Additional Terms/Acknowledgement: By clicking ‘Accept’ below, I understand and agree to, this Grant Notice, the Stock Option Agreement, the Plan summary, and the plan. I further acknowledge that as of the Grant Date, the forgoing documents set forth the entire understanding between me and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

*	See Sections 3 and 4 of the Stock Option Agreement.

HOUSEVALUES, INC.

2004 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement, House Values, Inc. has granted you an Option under its 2004 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon the termination of your employment or service relationship with the Company or a Related Company and the unvested portion of the Option will terminate.

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Incentive Stock Option Qualification. If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such.

If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the shares of Common Stock subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

4. Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. You may be subject to the alternative minimum tax at the time of exercise. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

5. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Company; (c) by using shares of Common Stock you have owned for at least six months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes); (d) if the Common Stock is registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or (e) by any other method permitted by the Committee.

6. Treatment Upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon termination of your employment or service relationship with the Company or a Related Company for any reason (“Termination of Service”). You may exercise the vested portion of the Option as follows:

(a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

(b) Retirement or Disability. If your employment or service relationship terminates due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date.

(c) Death. If your employment or service relationship terminates due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

(d) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Committee determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Committee.

If the Option is an Incentive Stock Option, the Option must be exercised within three months after termination of employment for reasons other than death or Disability and one year after termination of employment due to Disability to qualify for the beneficial tax treatment afforded Incentive Stock Options.

It is your responsibility to be aware of the date the Option terminates.

7. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Internal Revenue Code of 1986, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.

8. Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

9. Option Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

10. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of the Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

11. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

12. Accelerated Vesting. Notwithstanding anything set forth above or in the Plan:

(a) Termination of Employment. In the event you terminate your employment for “Good Reason” (as defined in your Employment Agreement), or the Company terminates your employment other than for “Cause” (as defined in your Employment Agreement), the unvested portion of the Option that would have been exercisable as of the fourth quarterly vesting following termination will automatically become vested and exercisable immediately prior to termination.

(b) Corporate Transaction. Upon a Company Transaction that is not a Related Party Transaction (as defined in the Plan), 50% of the unvested portion of the Option will automatically become vested and exercisable and the remaining unvested portion of the Option will vest in equal quarterly increments over the shorter of (i) two years immediately following such Company Transaction, or (ii) the amount of time remaining under the Option’s original vesting schedule. This provision is in addition to, and not in lieu of, any other rights provided in the Plan concerning the effect of a Company Transaction on outstanding Options.